ARTICLES OF MERGER

                                       OF

                            LITEGLOW INDUSTRIES, INC.
                              a Florida corporation

                                      INTO

                                 CONFETTI, INC.,
                               a Utah corporation

                    -----------------------------------------

                      Under Section 16-10a-1105 of the Utah
                            Business Corporation Act

                    -----------------------------------------

      Pursuant to the provisions of Section 16-10a-1105 of the Utah Business Corporations Act (the "Act"), Confetti, Inc., a Utah corporation (the "Surviving Corporation" ), and Liteglow Industries, Inc., a Florida corporation )the "Non-Surviving Corporation"), hereby adopt and file the following Articles of Merger relating to the merger of the Non-Surviving Corporation with and into the Surviving Corporation.

      FIRST: The name and place of incorporation of each corporation which is a party to this merger are as follows:

      Name of Corporation           Place of Incorporation

      Confetti, Inc.                Utah

      Liteglow Industries, Inc.     Florida

      SECOND: A true and correct copy of the Agreement and Plan of Merger between the Surviving Corporation and the Non-Surviving Corporation is attached hereto as Exhibit A (the "Plan"). Pursuant to the Plan, the Non-Surviving Corporation will merge with and into the Surviving Corporation.

      THIRD: Pursuant to the Plan, the Articles of Incorporation of the Surviving Corporation are hereby amended in order to change the name of the Surviving Corporation to "Liteglow Industries, Inc."

      FOURTH: The designation, number and votes of the outstanding shares of each class and series of the constituent corporations are as follows:

Name of Corporation            Class      Shares Entitled to Vote   Votes in Favor    Votes Against
Liteglow Industries, Inc.      Common     7,335,000                 5,850,000              0

Confetti, Inc.                 Common     12,635,660                7,830,040              0

      As to the Non-Surviving Corporation, the Plan was duly approved on August 8, 1996.

      As to the Surviving Corporation, the Plan was duly approved on July 10,
1996

      IN WITNESS WHEREOF, we hereto sign this certificate this 13th day of August, 1996.

Confetti, Inc.                            Liteglow Industries, Inc.


/s/ Justin Regan                          /s/ Spencer Krumholz
President                                 president

                                     ANNEX A

                            PLAN AND AGREEMENT
                            Relating to the Merger of
                            LITEGLOW INDUSTRIES, INC.

                                      Into

                             CONFETTI, INC.
                             Dated: August 13, 1996

PLAN AND AGREEMENT OF MERGER

      This PLAN AND AGREEMENT OF MERGER ("Agreement") entered into this 13th day of August, 1996 by and among LITEGLOW INDUSTRIES, INC., a Florida corporation ("Liteglow"), and CONFETTI, Inc., a Utah corporation ("CI"). Liteglow and CI are sometimes collectively referred to herein as the "Constituent Corporations."

BACKGROUND OF AGREEMENT

WHEREAS, Liteglow has authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.01 per share (the "Liteglow Common Stock"), of which 7,385,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

WHEREAS, CI has authorized capital stock consisting of 50,000,000 shares of common stock, par value $0.01 per share (the "CI Common Stock"), of which 12,635,660 shares are issued and outstanding.

WHEREAS, the Boards of Directors of Liteglow and CI have determined that a merger of Liteglow with and into CI is in the best interests of Liteglow and CI, and such companies desire to set forth in this Agreement their entire agreement respecting such merger (hereinafter, the "Merger").

WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I MERGER OF LITEGLOW

Section 1.1 Closing

The closing of the transaction contemplated by this Agreement shall take place no later than five (5) business days after all conditions necessary to consummate the Merger, as provided in this Agreement, have been complied with (the "Closing") at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022 or such other place or date as the parties hereto may agree to in writing, at which time the filing of Articles of Merger (as described in Section 4.1) will be performed.

Section 1.2 Merger

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On the Effective Date, as defined in Section 4.2, Liteglow will merger with and into CI, which will be the surviving corporation (the "Surviving Corporation"). The separate existence of Liteglow shall cease upon the Effective Date, and CI shall thereafter possess all of the rights, privileges, immunities, powers, licenses, permits and franchises, both of public and private nature, and all the property, real, personal and mixed, all debts due on any account and all chooses in action belonging to or inuring to either of the Constituent Corporations, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

ARTICLE II ARTICLES, BYLAWS, DIRECTORS AND OFFICERS

Section 2.1 CI Articles and By-laws

The Articles of Incorporation and By-laws of CI, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until amended in accordance with applicable law; provided, however, that the Effective Date of the Articles of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be "Liteglow Industries, Inc."

Section 2.2 CI's Directos and Officers

Upon the closing and consummation of the Merger, the directors and officers of the Surviving Corporation then in office shall resign as the directors and officers of the Surviving Corporation, and Spencer Krumholz, Arlene Krumholz and Louis Wiener shall be duly elected and qualified as directors of the Surviving Corporation to fill the vacancies created in the Board of Directors.

Section 2.3 Chairman of the Board and President

Spencer Krumholz shall be appointed as Chairman of the Board of Directors and President of the Surviving Corporation as soon as reasonably practicable following consummation of the Merger.

ARTICLE III CONVERSION AND CANCELLATION OF SHARES

Section 3.1 CI Capital Stock

(a) Prior to Closing hereunder, CI shall effectuate a reverse split of each share of common stock of CI that shall be issued and outstanding immediately prior to the date hereof, and without any additional action required to be taken by the holder thereof, with the CI Common Stock outstanding converted automatically into one share of CI Common Stock for each six shares of CI Common Stock. Thus as of Closing hereunder, there shall be a total of 2,105,943 shares of CI Common Stock.

(b) Upon the Effective Date, each share of Litglow Common Stock which shall have been issued and outstanding immediately prior thereto, other than Liteglow Dissenting Shares (as defined in Section 3.5), if any, shall by reason of the Merger be converted automatically into the right to receive one (1) share of Surviving Corporation Common Stock. The Surviving Corporation Common Stock issued in respect of the Liteglow Common Stock shall be registered on the books of the Surviving Corporation in the name of, and in each case delivered to, the holder of such Liteglow Common Stock on the Effective Date or as soon as practical thereafter (as provided in Section 3.3 hereof) upon surrender of the share certificate
      (s) of Liteglow Common Stock (the " Liteglow Certificate (s)"), together with the related stock power (s) endorsed in blank, or such lost certificate affidavits and bonds as are deemed appropriate by the Surviving Corporation's officers.

Section 3.2 Treasury Shares

Each share of Liteglow Common Stock, if any, held in the treasury of Liteglow, as the case may be, shall by virtue of the Merger, be cancelled and cease to exist, and no payment shall be made with respect to such stock.

Section 3.3 Surviving Corporation Common Stock

Upon surrender of the Liteglow Certificate (s), to the Surviving Corporation or, a bank or trust company or other agent selected by the Surviving Corporation to act as exchange agent for the exchange of Liteglow Common Stock (the "Exchange Agent"), for cancellation, each holder of the Liteglow Certificate (s) shall be entitled to receive, in exchange, a certificate representing that number of shares of Surviving Corporation Common Stock into which the shares of Liteglow Common Stock represented by the surrendered certificates were converted under the provisions of this Article III, and the surrendered Liteglow certificate (s) shall forthwith be canceled.

(b) Dividends.

No dividends or other distribution in respect of Surviving Corporation Common Stock declared after the Effective Date and payable to holders of record after the Effective Date shall be paid to the holder of any unsurrendered Liteglow Certificate (s) for the shares of Surviving Corporation Common Stock for which such certificate (s) may be exchanged until the holder of record surrenders the Liteglow Certificate (s). Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of Liteglow Certificate (s), the holder shall be entitled to receive any dividends or other distributions, without interest, which previously became payable on the shares of the Surviving Corporation Common Stock represented by the Liteglow Certificate (s).

(c) Share Transfers Prior to Surrender

If any certificate representing shares of Surviving Corporation Common Stock is to be issued in a name other than that in which any Liteglow Certificate surrendered is registered, it shall be a condition of such registration that the surrendered Liteglow Certificate shall be properly endorsed or otherwise in proper form for transfer. In addition, the person requesting such registration shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Liteglow Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

(d) Effect of Conversion

All shares of Surviving Corporation Common Stock into which shares of Liteglow Common Stock are converted into shall be deemed to have been issued in full satisfaction of all rights pertaining to the converted shares of Liteglow Common.

(e) Company Stock Transfer Books

After the Effective Date , there shall be no further registrations of transfer on the stock transfer books of the Surviving Corporation of the shares of Liteglow Common Stock which were outstanding immediately prior to the Effective Date . If, after the Effective Date, Liteglow Certificates representing shares of Liteglow Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Surviving Corporation Common Stock as provided in this Article III.

Section 3.4 Dissenting Shares

(a) Notwithstanding anything in this Agreement to the contrary, except as otherwise provided by applicable law, shares of CI Common Stock that are outstanding immediately prior to the Effective Date and that are held by stockholders who have properly demanded payment for such CI Common Stock (the "CI Dissenting Shares") in accordance with the applicable provisions of the Utah Business Corporation Act relating to dissenters' rights shall be entitled to payment for such shares only under the applicable provisions of the Utah Business Corporation Act. However, if any holder of CI Dissenting Shares fails to establish, or properly waives, such holder's entitlement to appraisal rights as provided in the Utah Business Corporation Act, such holder shall forfeit the right to appraisal of the CI Dissenting Shares.

(b) Notwithstanding anything in this Agreement to the contrary, except as otherwise provided by applicable law, shares of Liteglow Common Stock that are outstanding immediately prior to the Effective Date and that are held by stockholders who have properly demanded payment for such Liteglow Common Stock (the " Liteglow Dissenting Shares") in accordance with applicable provisions of the Florida Business Corporation Act relating to dissenters' rights shall not be convertible into the right to receive consideration provided in Section 3.1 (b) of this Agreement. The holders of Liteglow Dissenting Shares shall be entitled to payment for such shares only under applicable provision of the Florida Business Corporation Act. However, if any holder of Liteglow Dissenting Shares fails to establish, or properly waives, such holder's entitlement to appraisal rights as provided in the Florida Business Corporation Act, such Holder shall forfeit the right to appraisal of the Liteglow Dissenting Shares, and the Liteglow Dissenting Shares shall then be deemed converted into, as of the Effective Date , shares of the Surviving Corporation Common Stock as provided in this Agreement.

ARTICLE IV MERGER PROCEDURE

Section 4.1 Filing Articles of Merger

At the Closing of the Articles of Merger shall be filed by Liteglow and recorded in accordance with the Florida Business Corporation Act and Articles of Merger shall be filed by CI and recorded in accordance with the Utah Business Corporation Act.

Section 4.2 Effective Date

For purposes of the Florida Business Corporation Act, the Merger contemplated hereunder shall become effective on the date on which Articles of Merger have been filed with the Secretary of State of the State of Florida. For purposes of the Utah Business Corporation Act and for operational and accounting purposes, the Merger shall be effective on the date on which the Articles of Merger have been filed with the Secretary of State of the State of Utah (the" Effective Date ").

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LITEGLOW

In order to induce CI to enter into this Agreement and to consummate the transactions contemplated hereby, Liteglow makes the following representations and warranties to CI:

Section 5.1 Organization and Good Standing

Liteglow is a corporation duly organized, validly existing in good standing under the laws of the State of Florida. Liteglow has no subsidiary or affiliated companies. Liteglow has the power to carry on its business as and where conducted and is entitled to own, lease or operate its business assets. Liteglow has delivered to CI complete and correct copies of its Articles of Incorporation , as amended, and By-laws, as in effect on the date of this Agreement. As of the date hereof, the authorized capital stock of Liteglow shall consist of 20,000,000 shares of Liteglow Common Stock, of which 7,385,000 shares are issued and outstanding , and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding ., and Liteglow has no outstanding stock options, warrants or other obligations to issue its capital stock.

Section 5.2 Authorization of Agreement

This Agreement and all other agreements and instruments to be executed by Liteglow (collectively, the " Liteglow Ancillary Agreements") in connection herewith have been duly authorized by all requisite corporate and shareholder action on the part of Liteglow. This Agreement has been duly executed and delivered by Liteglow and constitutes the legal, valid and binding obligation of Liteglow enforceable against Liteglow in accordance with its terms. The Liteglow Ancillary Agreements, upon execution delivery by Liteglow in accordance with the terms of this Agreement , shall constitute the valid and binding obligation of Liteglow enforceable against Liteglow in accordance with their respective terms.

Section 5.3 Liteglow Shares

Each issued share of Liteglow Common Stock is validly issued, fully paid and nonassessable, and each outstanding share of Liteglow Common Stock is entitled to one vote. No such shares were issued in violation of any pre-emptive rights.

Section 5.4 Financial Statements

Liteglow has delivered to CI the balance sheet and income statement of Liteglow as at June 30, 1996. Such financial statements are true and complete as of their respective dates. Such financial statements set forth fairly and accurately as of June 30, 1996 Liteglow`s financial condition, results of operations and assets and liabilities for the period then ended. There has been no material adverse change in the financial condition of Liteglow since June 30, 1996.

Section 5.5 Litigation

Except as listed on Schedule 5.5, there is no claim, action, investigation, suit or proceeding of any nature pending before any court or governmental agency, authority or body and, to the knowledge of Liteglow , there is no such claim, action, investigation, suit or proceeding threatened or contemplated by any third party which, if it were to result in a decision adverse to Liteglow, would materially and adversely affect the business operations, properties, assets or financial condition of Liteglow. Neither Liteglow nor its business or assets are subject to or directly affected by any order, judgment, decree or ruling of any court or governmental agency, except any of the foregoing as they may be of general application to businesses similar to that conducted by Liteglow.

Section 5.6 No Conflict

(a) The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other material Agreement or instrument to which Liteglow is a party.

(b) The execution, delivery and performance by Liteglow of this Agreement and the consummation of the transactions contemplated hereby by Liteglow requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (collectively, "Governmental Body") other than (i) the filing of applicable Articles of Merger ; and (ii) such other filings or registrations with, or authorizations, consents or approvals of, any Governmental Body, the failure of which to make or obtain would not materially adversely affect the ability of Liteglow or CI to consummate the transactions contemplated hereby.

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS OF LITEGLOW

Liteglow hereby covenants and agrees to the following, the fulfillment of each of which shall constitute, at and as the Effective Date , a condition precedent to the obligations of CI hereunder:

Section 6.1 Existence, Rights and Franchises

From and after the date of this Agreement and until the Effective Date, Liteglow shall comply with all applicable laws and regulations (except where such failure to comply would not have a material adverse effect on the financial condition of Liteglow), take all necessary actions to keep in full force and effect its existence, rights and franchises, and shall not amend its Articles of Incorporation or By-laws except as may be necessary to carry out the provisions of this Agreement .

Section 6.2 Conduct of Business Before the Closing

From and after the date of this Agreement and until the Effective Date :

(a) Diligent Conduct

Except as consented to by CI, Liteglow shall conduct its business diligently in the ordinary course. Liteglow shall use its best efforts to preserve its business organization intact, to keep available to CI the services of Liteglow`s present officers and to preserve for the benefit of CI the goodwill of Liteglow`s suppliers, customers and others having business relations with Liteglow.

(b) Properties and Assets

Liteglow shall not, without the prior written consent of CI, sell or transfer any of its assets, other than in the ordinary course of business or subject any of its assets to any mortgage, pledge, lien, charge or encumbrance of any kind.

(c) Contracts; Liabilities

Liteglow shall not, without the prior written consent of CI: (i) amend, alter or terminate any contract to which it is a part except in the ordinary course of business, (ii) enter into or become a party to any plan, contract or Agreement except in the ordinary course of business; (iii) borrow or agree to borrow any funds, or otherwise become subject to, by way of guarantee or otherwise, any obligations or liability except in the ordinary course of business and consistent with past practice; or (iv) pay or discharge any claim, liability or obligation, except in the ordinary course of business and consistent with past practice.

(d) Distributions

Liteglow shall not make any distributions with respect to or in redemption or partial redemption of any of its shares of capital stock, or any payment of any indebtedness to shareholders or any bonus or other increase in compensation to employees, including without limitation employees who are shareholders, except compensation in the ordinary course of business.

Section 6.3 Access and Information

Liteglow will afford to CI and its counsel, accountants and other representatives reasonable access to books, records, and assets of Liteglow and shall furnish to CI and its counsel, accountants and other representatives all information that CI may reasonably request.

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF CI AND PRINCIOTTI

In order to induce Liteglow to enter into this Agreement and to consummate the transactions contemplated hereby, CI and Victor Princiotti ("Princiotti") jointly and severally make the following representations and warranties to
Liteglow:

Section 7.1 Organization and Good Standing; Capital

CI is a corporation duly organized and validly existing and in good standing under the laws of the State of Utah. CI has no subsidiary or affiliated companies. CI has the power to carry on its business as and where conducted, and is entitled to own, lease or operate its business assets. CI has delivered to Liteglow complete and correct copies of the Articles of Incorporation , as amended, and By-laws, as amended, of CI as in effect on the date of this Agreement. As of the date hereof and as of the Effective Date, the entire authorized capital stock of CI shall consist of 50,000,000 shares of Common Stock , of which 12,635,660 shares are issued and outstanding , and CI shall not, as of such dates, have any outstanding stock options, warrants or other obligations to issue its capital stock.

Section 7.2 Authorization of Agreement

This Agreement and all other agreements and instruments to be executed by CI (collectively, the "CI Ancillary Agreements") in connection herewith have been duly authorized by all requisite corporate and shareholder action on the part of CI. This Agreement has been duly executed and delivered by CI and constitutes the legal, valid and binding obligation of CI enforceable against CI in accordance with its terms. The CI Ancillary Agreements, upon execution delivery by CI in accordance with the terms of this Agreement, shall constitute the valid and binding obligation of CI enforceable against CI in accordance with their respective terms.

Section 7.3 Issuance of CI Stock

Each issued share of CI Common Stock is validly issued, fully paid and nonassessable, and each outstanding share of CI Common Stock is entitled to one vote. No such shares were issued in violation of pre-emptive rights. The Surviving Corporation will have the full power and authority to issue the Surviving Corporation Common Stock to the Liteglow shareholders under this Agreement . When issued, the Surviving Corporation Common Stock will be fully paid and nonassessable, each share will be entitled to one (1) vote, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances or claims of any kind or nature whatsoever, and each share shall be registered and fully transferable in the public market in compliance with all securities laws and regulations.

Section 7.4 Financial Statements

CI has delivered to Liteglow the balance sheets and related statements of operations, stockholders' equity and cash flows as at and for the years ending December 31, 1993, December 31, 1994 and December 31, 1995. All such financial statements are true and complete of their respective dates, and have been prepared in accordance with generally accepted accounting principles and practices consistently applied, except as otherwise indicated in the notes thereto. Such financial statements set forth fairly and accurately as of its date CI's financial condition, results of operations and assets and liabilities for the period then ended. On the date hereof and as of the Effective Date there is and will have been no increase in liabilities or adverse change in the financial condition of CI since December 31, 1995.

Section 7.5 Litigation

There is no claim, action, investigation, suit or proceeding of any nature pending before any court or governmental agency, authority or body and, to the knowledge of CI or Princiotti there are no such actions, suits or proceedings threatened or contemplated by any third party. Neither CI nor its business and assets are subject to or directly affected by any order, judgment, decree or ruling of any court or Governmental Body.

Section 7.6 No Conflict

(a) The consummation of the transaction contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other agreement or instrument to which CI is a party.

(b) The execution, delivery and performance by CI of this Agreement and the consummation of the transactions contemplated hereby by CI requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body other than (i) the filing of the applicable Articles of Merger ; and (ii) such other filings or registrations with, or authorizations, consents or approvals of, any Governmental Body, the failure of which make or obtain would not materially adversely affect the ability of Liteglow or CI to consummate the transaction contemplated hereby.

Section 7.7 Employee Relations

CI has no written employment Agreements, collective bargaining agreements, retirement, welfare, pension, profit sharing, compensation, bonus, hospitalization, vacation or other employee benefit plan, practice agreement or undertaking, and no oral employment contracts obligating CI beyond the minimum requirements imposed on an employer under applicable state or federal law. CI has not ceased operation at any facility or withdrawn from or terminated any pension plan or other employee benefit plan in a manner which could subject it to liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Section 7.8 Liabilities and Contractual Commitments

CI has no undisclosed liabilities or contractual commitments, whether accrued, absolute, contingent or otherwise, to any third party or any shareholder, director or employee of CI.

Section 7.9 Tax Payments

CI has timely filed all federal, state and local tax returns required to be filed as of the date of this Agreement and shall timely file all of such returns as of the Effective Date, and has fully paid or shall pay all taxes, penalties and interest reflected on such returns or otherwise owing for the period covered thereby. At the Effective Date, there shall be no federal, state or local tax due and payable with respect to the business or assets of CI with respect to any tax reporting period ending on or before the Effective Date . Adequate accruals shall have been established on the books of CI prior to Effective Date for all federal, state and local taxes (including taxes, if any, incurred by CI in connection with the transactions contemplated in this Agreement ) accrued prior to Effective Date but unpaid. No extension of time for the assessment of taxes by any taxing authority having jurisdiction over CI is in effect, and neither CI or Princiotti has any knowledge of any unassessed tax deficiency proposed or threatened against it.

Section 7.10 Property; Leases and Contingent Obligations

CI does not own any right, title or interest in any land, buildings or other property, and is not subject to any liens, claims encumbrances with regard to any land, buildings or other property. CI has no leases under which it is entitled to occupy and use any real property or use any personal property.

Section 7.11 Licenses and Permits; Government Approvals

No governmental licenses, permits, approvals and permissions, are necessary to conduct CI's operations as they are now conducted. Neither CI nor Princiotti has any knowledge of any violations of law, governmental rules or regulations, applicable to CI's operations.

Section 7.12 Hazardous Substances and Hazardous Wastes

(a) Hazardous Materials Disposal or Release. Neither CI nor Princiotti has knowledge of any presence, disposals, releases, or threatened releases of any hazardous or toxic substance, material or waste that is regulated by any local, state or federal governmental authority (collectively, "Hazardous Materials") on, from or under any of the properties ever owned, leased or utilized by CI. The terms "disposal," "release" and "threatened release" shall have the definitions assigned to them by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., Section 9601, et seq., as amended.

(b) Hazardous Materials Use or Storage

During the time that CI had owned, leased or utilized any properties, to CI's or Princiotti's knowledge, neither CI nor any third party has used, generated, manufactured or stored on, under or about such properties or transported to or from such properties, any Hazardous Materials in violation of any applicable law or regulation.

Section 7.13 Brokerage and Finder's Fees

There is no broker, investment banker or finder involved on behalf of or by CI or any of its officers or directors, in connection with the transaction contemplated under this Agreement.

ARTICLE VIII COVENANTS AND AGREEMENTS OF CI

CI hereby covenants and agrees to the following, the fulfillment of each of which shall constitute a condition precedent to the obligations of Liteglow hereunder.

Section 8.1 Existence, Rights and Franchises

From and after the date of this Agreement and until the Effective Date , CI shall comply with all applicable laws and regulations, take all necessary actions to keep in full force and effect its existence, rights and franchises, and shall not amend its Articles of Incorporation or By-laws except as may be necessary to carry out the provisions of this Agreement .

Section 8.2 Conduct of Business Before the Closing

From and after the date of this Agreement and until the Effective Date :

(a) Diligent Conduct

Except as consented to by Liteglow, CI shall conduct its business diligently in the ordinary course. CI shall use its best efforts to preserve its business organization intact, to keep available to Liteglow the services of

CI's present officers and to preserve for the benefit of Liteglow the goodwill of suppliers, customers and others having business relations with CI.

(b) Properties and Assets

CI shall not, without the prior written consent of Liteglow, sell or transfer any of its assets, other than in the ordinary course of business or subject any of its assets to any mortgage, pledge, lien, charge or encumbrance of any kind.

(c) Contracts; Liabilities

CI shall not, without the prior written consent of Liteglow: (i) amend, alter or terminate any contract to which it is a part except in the ordinary course of business, (ii) enter into or become a party to any plan, contract or agreement except in the ordinary course of business; (iii) borrow or agree to borrow any funds, or otherwise become subject to, by way of guarantee or otherwise, any obligations or liability except in the ordinary course of business and consistent with past practice; or (iv) pay or discharge any claim, liability or obligation, except in the ordinary course of business.

(d) Distributions

CI shall not make any distributions with respect to or in redemption or partial redemption of any of its shares of capital stock, or any payment of any indebtedness to shareholders or any bonus or other increases in compensation to employees, including without limitations employees who are shareholders.

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF CI

The Closing shall not take place unless all of the following conditions not waived by CI have been fulfilled before, or will be fulfilled on, the Effective Date.

Section 9.1 Correctness of Representations and Warranties

All representations and warranties of Liteglow contained in this Agreement shall be true and accurate in all respects on the Effective Date with the same effect as if made on the Effective Date .

Section 9.2 Delivery of Documents by Liteglow

CI shall have received on or prior to the Effective Date copies of all stock books, minute books, tax returns, financial records, and all material Agreements, records and documents pertaining to the business and organization of Liteglow.

Section 9.3 Adverse Changes

No material adverse changes shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, sales, customer lists, operations, or prospects of Liteglow since June 30, 1996.

Section 9.4 No Governmental Proceedings or Litigation

No suit, action, investigation, inquiry or other proceeding by any governmental body has been instituted or threatened which questions the validity or legality of the transactions planned under this Agreement or which, if successfully asserted, would otherwise have a material adverse effect on the conduct of Liteglow `s business assets or on its properties.

ARTICLE X CONDITIONS PRECEDENT TO OBLGATIONS OF LITEGLOW

The Closing shall not take place unless all of the following conditions not waived by Liteglow have been fulfilled before, or will be fulfilled on, the Effective Date.

Section 10.1 Correctness of Representations and Warranties

All the representations and warranties of CI contained in this Agreement shall be true and accurate in all respects on the Effective Date with the same effect as if made on the Effective Date .

Section 10.2 Performance Covenants and Agreements

All of the covenants and Agreements of CI contained in this Agreement and required to be performed before the Effective Date shall have been performed in all material.

Section 10.3 Adverse Changes

No material adverse changes shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, sales, customer lists, operations, or prospects of CI since December 31, 1995.

Section 10.4 No Governmental Proceeding or Litigation

No suit, action, investigation, inquiry or other proceeding by any governmental body shall have been instituted or threatened which questions the validity or legality of the transactions planned under this Agreement or which, if successfully asserted, would otherwise have a material adverse effect on the conduct of CI's business assets or on its properties.

ARTICLE XI TERMINATION

In the event that either CI or Liteglow shall refuse to close the transactions contemplated in this Agreement by reason of failure of any condition precedent to closing set forth in Articles IX and X (absent waiver by applicable party thereunder), then this Agreement shall terminate and neither party shall have any obligation or liability to the other hereunder by reason of any provision hereof or any action taken in contemplation or anticipation of the Closing. Liteglow may terminate this Agreement at any time prior to the Effective Date , without any further obligation to CI, by delivery of written notice to CI.

ARTICLE XII INDEMNIFICATION

Section 12.1 Indemnification by CI

CI and its successors and assigns shall indemnify and hold Liteglow and its directors, officers, employees, agents, counsel, assigns or representatives harmless from and against any and all losses, liabilities, obligations, damages ( whether actual, punitive or consequential), deficiencies, costs or expenses (including interest, penalties and reasonable attorney's fees and disbursements), arising from, asserted against or associated with:

(a)   a breach of any representation or warranty made by CI herein;
(b) failure by CI to perform any covenant, obligation or Agreement made herein; or
(c)   the past, present or future operations of CI.

Section 12.2 Indemnification by Princiotti

Princiotti, together with CI, jointly and severally shall indemnify, defend and hold harmless Liteglow and its directors, officers, employees, agents, counsel, successors and assigns from and against losses, liabilities, obligations, damages (whether actual, punitive or consequential), deficiencies, costs or expenses (including without limitation, interest, penalties and reasonable attorney's fees and disbursements) (the"Indemnifiable Items") of any of the foregoing persons or entities, arising from, asserted against or associated with:

(a) a breach of any representation or warranty made by CI or Princiotti herein;
(b) failure by CI to perform any covenant, obligation or agreement made herein; or
(c) the past operations of CI, including but not limited to any property or other taxes owing by CI due to CI's prior operations.

Section 12.3 Termination of Indemnification

An Indemnified Party shall not be entitled to indemnification for any loss, damage or expense unless the right to such indemnification is asserted on or before the fifth anniversary of the date of the Closing, except that if there then shall be pending any such assertion, dispute, claim, proceeding or action under this Agreement, the Indemnified Party shall continue to have the right to indemnification with respect to such pending assertion, dispute, claim, proceeding or action.

ARTICLE XIII MISCELLANEOUS PROVISIONS

Section 13.1 Application

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, except as to any technical Utah requirements of corporate merger pertaining to CI.

Section 13.2  Notices

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when (i) hand delivered; (ii) sent by telegram, telecopier, telex or wire following by confirming letter; or (iii) sent by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest, or their assignees at the following addresses (or at such other addresses as the parties may designate by like written notice):

CI:   Mr. Justin Regan, President
      775 Palisade Ave.
      Yonkers, New York 10703
      Facsimile (914) 476-0343

Princiotti: Mr. Victor Princiotti
            62 Washington St. Ste 305
            Hoboken, NJ 07030

Liteglow:    Spencer Krumholz, President
             2301 Northwest 33rd Court, Unit 104
             Pompano Beach, FL 33069
             Facsimile (305) 971-5117

With a copy to: Eric M. Hellige, Esq.
                Pryor, Cashman, Sherman & Flynn
                410 Park Avenue
                New York, New York 10022
                Facsimile (212) 326-0806

Section 13.3 Payment of Expenses

Liteglow shall pay all fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery and completion of this Agreement and the transactions contemplated hereunder.

Section 13.4 Assignment

This Agreement shall not be assignable by any party without the written consent of the other party hereto.

Section 13.5 Amendment and Waiver

(a) Subject to the applicable law, this Agreement may be amended, modified, and supplemented at any time prior to or at the Closing by written agreement approved by the Boards of Directors of CI and Liteglow; provided, however, no such amendment, modification or supplement may be made which in any way materially adversely affects the rights of any class of shareholders CI or Liteglow without a further vote by the affected shareholders to approve such amendment, modification or supplement.

(b) The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

Section 13.6 Survival of Representations and Warranties

All representations and warranties made hereunder by the parties hereto shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All representations and warranties herein which are made by any party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

Section 13.7 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.8 Captions

Captions used herein are for the convenience of reference only; such captions are not part hereof and shall not be used in construing the Agreement.

Section 13.9 Reference to Sections

References to articles and sections herein include all subsections subsidiary to the sections referred to.

Section 13.10 Entire Agreement

This Agreement contains the entire Agreement of the parties regarding the subject matter hereof. It supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement , statement or promise with respect to the subject matter hereof not contained in this Agreement shall be valid or binding.

Section 13.11 Word Meanings

Any reference herein to the singular form of a word shall include reference to the plural form thereof, and any reference herein to the plural form of a word shall include reference to the singular form thereof, as the context may require. Words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which the words appear unless the context otherwise requires.

Section 13.12 Exhibits, Schedules and Attachments

Each exhibit, schedule and attachment to this Agreement is incorporated herein by reference for all purposes.

Section 13.13 Further Assurances, Documents

Each party hereto agrees to use their best efforts to perform any further act, to cooperate with the other parties and to execute, deliver and file any further documents and instruments that may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby as soon as reasonably practicable.

IN WITNESS WHEREOF, The parties have executed or caused this Agreement to be signed by their respective duly authorized officers on the date first stated above.


LITEGLOW INDUSTRIES

/s/ Spencer Krumholz, President


CONFETTI, INC.

/s/ Justin Regan, President


For purposes of Article VII and Section 12.2 only:

/s/ Victor Princiotti

SCHEDULE 5.5

GSL Consumer Products, Ltd. Vs. Liteglow Industries, Inc. et al

United States District Court, Eastern District of New York 96 Civ. 2968 (Nickerson, J.)

On or about June 18, 1996, GSL filed an action against Liteglow and Spencer Krumholz, individually, for Liteglow`s alleged failure to pay for goods sold and delivered in the amount of $94,283.72. From June 25, 1996 (the date the complaint was allegedly served on Liteglow) through August 6, 1996, Liteglow`s time to answer or move against the complaint was adjourned while Liteglow`s and GSL's counsel have been trying to reach a settlement of this matter. Given the breakdown in settlement negotiations, Liteglow`s answer or motion is due to be server and filed on August 12, 1996.